                                                                     EXHIBIT 12

                           THE TIMES MIRROR COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIO)

                                                                         SIX MONTHS
                                    YEAR ENDED DECEMBER 31                 ENDED
                         -----------------------------------------------  JUNE 30,
                           1992      1993     1994     1995       1996      1997
                         --------  -------- -------- ---------  -------- ----------
Fixed charges
 Interest expense....... $ 74,281  $ 84,054 $ 69,322 $  29,467  $ 27,047  $ 20,342
 Interest related to
  ESOP(a)...............    4,113     2,611    1,376
 Capitalized interest...    3,963       391    1,142       485
 Portion of rents deemed
  to be
  interest..............   21,857    21,007   20,418    22,180    19,636     8,870
 Amortization of debt
  expense...............      600       995      339       411       529       448
                         --------  -------- -------- ---------  --------  --------
    Total fixed charges. $104,814  $109,058 $ 92,597 $  52,543  $ 47,212  $ 29,660
                         ========  ======== ======== =========  ========  ========
Earnings (loss)
 Income (loss) from
  continuing operations
  before income taxes... $ (7,102) $109,785 $257,899 $(455,013) $403,989  $193,151
 Fixed charges, less
  capitalized interest
  and interest related
  to ESOP(a)............   96,738   106,056   90,079    52,058    47,212    29,660
 Amortization of
  capitalized interest..    5,963     4,222    4,229     4,475     4,102     2,005
 Distributed income from
  less than 50% owned
  unconsolidated
  affiliates............      214       281      292       352       191       222
 Subtract: Equity loss
  (income) from less
  than 50% owned
  unconsolidated
  affiliates............    2,025     1,067    1,158      (615)       14     3,377
                         --------  -------- -------- ---------  --------  --------
    Total earnings
     (loss)............. $ 97,838  $221,411 $353,657 $(398,743) $455,508  $228,415
                         ========  ======== ======== =========  ========  ========
Ratio of earnings to
 fixed charges..........   (b)       2.0x     3.8x      (c)       9.6x      7.7x

--------
(a) The Company guaranteed repayment of debt of the Company's Employee Stock Ownership Plan and, accordingly, included the related interest in fixed charges. This debt was repaid on December 15, 1994.
(b) Earnings are approximately $7 million lower than the amount needed to cover fixed charges in this year, as earnings in 1992 were impacted by over $200 million in restructuring charges.
(c) Earnings are approximately $451 million lower than the amount needed to cover fixed charges in this year, as earnings in 1995 were impacted by approximately $768 million in restructuring charges.

                                                                      EXHIBIT 12
                                                                     PAGE 2 OF 2

                            THE TIMES MIRROR COMPANY

                   COMPUTATION OF RATIO OF EARNINGS TO FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS
                          (IN THOUSANDS, EXCEPT RATIO)

                                                                     SIX MONTHS
                                             YEAR ENDED DECEMBER 31    ENDED
                                             ------------------------ JUNE 30,
                                                1995         1996       1997
                                             -----------  ---------------------
Fixed charges
  Interest expense.......................... $    29,467  $   27,047  $ 20,342
  Capitalized interest......................         485
  Portion of rents deemed to be interest....      22,180      19,636     8,870
  Amortization of debt expense..............         411         529       448
                                             -----------  ----------  --------
    Total fixed charges.....................      52,543      47,212    29,660
Preferred stock dividend requirements.......      74,581      85,578    33,305
                                             -----------  ----------  --------
    Fixed charges and preferred stock
     dividends ............................. $   127,124  $  132,790  $ 62,965
                                             ===========  ==========  ========
Earnings (loss)
  Income (loss) from continuing operations
   before income taxes ..................... $  (455,013)   $403,989  $193,151
  Fixed charges, less capitalized interest .      52,058      47,212    29,660
  Amortization of capitalized interest .....       4,475       4,102     2,005
  Distributed income from less than 50%
   owned unconsolidated affiliates..........         352         191       222
  Subtract: Equity loss (income) from less
   than 50% owned unconsolidated affiliates
   .........................................        (615)         14     3,377
                                             -----------  ----------  --------
    Total earnings (loss)................... $  (398,743) $  455,508  $228,415
                                             ===========  ==========  ========
  Ratio of earnings to fixed charges and
   preferred stock dividends................     (a)         3.4x       3.6x

--------
(a) Earnings are approximately $526 million lower than the amount needed to cover fixed charges and preferred stock dividends in this year, as earnings in 1995 were impacted by approximately $768 million in restructuring charges.